Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

October 29, 2014

Southern Company reports third quarter earnings

ATLANTA - Southern Company today reported third quarter 2014 earnings of $718 million, or 80 cents per share, compared with earnings of $852 million, or 97 cents per share, in the third quarter of 2013.

For the nine months ended Sept. 30, 2014, earnings were $1.68 billion, or $1.88 per share, compared with $1.23 billion, or $1.41 per share, for the same period in 2013.

Earnings for the three and nine months ended Sept. 30, 2014, include after-tax charges of $258 million (29 cents per share) and $493 million (55 cents per share), respectively, related to increased cost estimates for the construction of Mississippi Power’s Kemper County integrated gasification combined cycle (IGCC) project. Earnings for the three and nine months ended Sept. 30, 2013, include after-tax charges of $93 million (11 cents per share) and $704 million (81 cents per share), respectively, related to the Kemper County IGCC project. Earnings for the first nine months of 2013 also include an after-tax charge of $16 million (2 cents per share) for the restructuring of a leveraged lease investment recorded in the first quarter of 2013.

Excluding these items, Southern Company earned $976 million, or $1.09 per share, during the third quarter of 2014, compared with $945 million, or $1.08 per share, during the third quarter of 2013. For the first nine months of 2014, excluding these items, Southern Company earned $2.17 billion, or $2.43 per share, compared with earnings of $1.95 billion, or $2.24 per share, for the same period in 2013.

Earnings continue to be positively influenced by increased industrial sales, closer-to-normal weather and retail revenue effects at Southern Company’s traditional operating companies. Earnings were negatively influenced by increased non-fuel operations and maintenance expenses.

“We continue to see evidence of economic recovery across the Southeast, such as increases in industrial sales and residential customer growth,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “We will support this recovery, as always, through our customer-focused business model and our commitment to providing clean, safe, reliable and affordable energy.”

Fanning also pointed to progress at the Kemper County project. “The Kemper County plant is generating electricity from natural gas,” he said. “With construction essentially complete, our focus turns towards the startup of the gasification and carbon capture systems. We believe our recent schedule extension will help preserve the long-term value of this important technology - not just for Mississippi Power customers, but for the U.S. and the world.”

Third quarter 2014 operating revenues were $5.34 billion, compared with $5.02 billion for the same period in 2013, an increase of 6.4 percent. Operating revenues for the first nine months of 2014 were $14.45 billion, compared with $13.16 billion for the same period in 2013, a 9.8 percent increase.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 3.6 percent in the third quarter of 2014 compared with the third quarter of 2013. Residential energy sales increased 5.0 percent, commercial energy sales increased 1.1 percent and industrial energy sales increased 4.8 percent.

For the first nine months of 2014, retail sales increased 4.2 percent compared with the same period in 2013. Residential energy sales increased 7.2 percent, commercial energy sales increased 2.0 percent and industrial energy sales increased 3.6 percent.

Total energy sales to the Southern Company system's customers in the Southeast, including wholesale sales, increased 7.7 percent in the third quarter of 2014 compared with the same period in 2013. For the first nine months of 2014, total energy sales increased 7.3 percent compared with the same period in 2013.

Southern Company's financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its third quarter performance. These materials are available at www.southerncompany.com.

With more than 4.4 million customers and nearly 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation's nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by DiversityInc as a top company for Blacks and designated a 2013 Top Employer for Hispanics by Hispanic Network. The company received the Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning cost and schedule for completion of ongoing construction projects, the economy, sales growth and customer growth. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, environmental laws including regulation of water, coal combustion residuals, and emissions of sulfur, nitrogen, carbon dioxide, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including pending Environmental Protection Agency civil actions against certain Southern Company subsidiaries, Federal Energy Regulatory Commission matters, and Internal Revenue Service and state tax audits; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate; variations in demand for electricity, including those relating to weather, the general economy and recovery from the last recession, population and business growth (and declines), the effects of energy conservation measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of fuels; effects of inflation; ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed, including changes in labor costs and productivity factors, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor, contractor or supplier delay, non-performance under construction or other agreements, operational performance, operational readiness, including specialized operator training, unforeseen engineering or design problems, delays associated with start-up activities (including major equipment failure and system integration), and/or operations; ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any operational and environmental performance standards, including any Public Service Commission (“PSC”) requirements and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of Southern Company’s employee and retiree benefit plans and the Southern Company system’s nuclear decommissioning trust funds; advances in technology; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; legal proceedings and regulatory approvals and actions related to the Plant Vogtle expansion, including Georgia PSC approvals and Nuclear Regulatory Commission actions and related legal proceedings involving the commercial parties; actions related to cost recovery for the Kemper County IGCC project, including actions relating to any proposed securitization, Mississippi PSC approval of Mississippi Power Company’s proposed rate recovery plan, as ultimately amended, which currently includes the ability to complete the proposed sale of an interest in the Kemper County IGCC project to South Mississippi

Electric Power Association, the ability to utilize bonus depreciation, which currently requires that assets be placed in service in 2014, and satisfaction of requirements to utilize investment tax credits and grants; Mississippi PSC review of the prudence of Kemper County IGCC project costs; the outcome of any legal or regulatory proceedings regarding any settlement agreement between Mississippi Power Company and the Mississippi PSC, the March 2013 rate order approving retail rate increases consistent with the terms of the settlement agreement, or the State of Mississippi legislation designed to enhance the Mississippi PSC’s authority to facilitate development and construction of baseload generation in the State of Mississippi; the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism, and financial risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system’s business resulting from terrorist incidents and the threat of terrorist incidents, including cyber intrusion; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings; the impacts of any potential U.S. credit rating downgrade or other sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the benefits of the U.S. Department of Energy loan guarantees; the ability of Southern Company’s subsidiaries to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

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